EXHIBIT 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

Jerry Smith

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”) is made and entered into as of the 31st day of December, 2008, by and between Shuffle Master, Inc., a Minnesota corporation (the “Company”), and Jerry Smith (the “Employee”), a resident of the State of Nevada.

RECITALS:

A.           The Company is in the business of developing, manufacturing, distributing and otherwise commercializing card shufflers and its proprietary table games (both live and electronic) (the “Business”), throughout the world.

B.           Company and Employee want to create an at-will employment relationship that protects the Company with appropriate confidentiality and non-compete covenants, and compensates and rewards the Employee for performing his obligations for the full term of this contract or such shorter term, as may be determined in accordance with the terms and conditions of this Agreement.

C. The Company and Employee desire that Employee be employed by the Company on the terms and conditions of this Agreement.

D. On or about May 14, 2008 (the “Execution Date”), the Employee and Company previously entered into an employment agreement dated as of May 14th, 2008 (the “Previous Agreement”), as amended by that First Amendment dated November 16, 2008.

E. The Company and the Employee desire to amend and restate the Previous Agreement solely in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

In consideration of the mutual promises contained herein, Employee and the Company agree as follows:

1.           Employment.  The Company hereby employs Employee as its Executive Vice President, General Counsel and Corporate Secretary reporting to the Chief Executive Officer of the Company.  Employee shall perform the normal duties of that position.  Subject to the other terms and conditions hereof, Employee’s employment under this Agreement with the Company is for an initial term of three years and six months (the “Term”), beginning May 1, 2008 (the “Commencement Date”), through October 31, 2011.  The parties acknowledge that from the Commencement Date through November 16, 2008, Employee was employed as the Company’s Senior Vice President and General Counsel.

2.           Salary, Bonus and Benefits.

a.
From the Commencement Date and if employed through October 31, 2008, Employee shall be paid an annual base salary of no less than Two Hundred Fifty Thousand Dollars ($250,000.00), paid in the same intervals as other employees of the Company; and if employed through October 31, 2008, Employee will also be eligible to receive an executive bonus in accordance with the terms and conditions of the executive bonus program authorized by the Board of Directors of the Company (the “Board”) for other senior management executives of the Company for fiscal year 2008, which, for fiscal year 2008, shall have a target bonus of no less than 50% of Employee’s base salary.

b.
For any subsequent year after Fiscal Year 2008, Employee will receive an annual base salary of no less than his annual base salary for the immediately prior year of this Agreement, as adjusted upward by the Company, and will also be eligible to participate in an executive bonus program and/or in an individual performance bonus program as authorized by the Board for said period.

c.	Stock option, restricted shares or other equity grants (“Equity”), if any, will be at the sole discretion of the Board.

d.
Except as modified herein, any Equity issued at any time to Employee shall vest in accordance with the terms and conditions set forth in the applicable grant by the Board and, as otherwise may be applicable, with any relevant terms and conditions of Shuffle Master, Inc.’s 2004 Equity Incentive Plan (the “Plan”) or any subsequent plan, except as modified by the terms and conditions of the applicable grant by the Board.

e.
During the Term, the Company agrees to provide Employee with the same benefits it provides all of the other senior management level employees of the Company.  Employee will not, however, be eligible to participate in the Company’s non-executive bonus program.

f.	Except as otherwise set forth herein, Employee’s salary is set in the expectation that Employee’s full professional time during the Term will be devoted to Employee’s duties hereunder.

g.
During Employee’s employment with the Company, the Company will promptly pay or reimburse Employee for reasonable travel and other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties.  Such reimbursement will be in accordance with Company policies in existence from time to time.

3.           Outside Services or Consulting.  Except as otherwise set forth herein, Employee, during the Term, shall devote Employee’s full professional time and best professional efforts to the Company.  Employee may render other professional or consulting services to other persons or businesses from time to time during the Term, only if Employee meets all of the following requirements:

a.	The services do not interfere in any manner with the Employee’s ability to fulfill all of his duties and obligations to the Company.

b.	The services are not rendered to any business which may compete with the Company in any area of the Business or do not otherwise violate paragraph 4 hereof.

c.	The services do not relate to any products or services, which form part of the Business.

d.	Employee informs and obtains the prior consent of the Chief Executive Officer of the Company.

4.           Non-competition.  In consideration of the provisions of this Agreement, Employee hereby agrees that he shall not, during the Term and for a period (the “Non-Compete Period”) of twenty-four (24) months thereafter:

a.
Directly or indirectly own, manage, operate, participate in, consult with or work for any business, which is engaged in the Business anywhere in the world.  Notwithstanding the foregoing, it is understood and agreed that Employee may hold up to one percent (1%) of the shares of any publicly traded company.

b.
Either alone or in conjunction with any other person, partnership or business, directly or indirectly, solicit, hire, or divert or attempt to solicit, hire or divert any of the employees, independent contractors, or agents of the Company (or its affiliates or successors) to work for or represent any competitor of the Company (or its affiliates or successors), or to call upon, on behalf of a competitor of or to the Business, any of the customers of the Company (or its affiliates or successors).

c.	Directly or indirectly provide any services to any person, company or entity, which is engaged in the Business anywhere in the world.

5.           Confidentiality; Inventions.

a.
Employee shall fully and promptly disclose to the Company all inventions, discoveries, software and writings that Employee may make, conceive, discover, develop or reduce to practice either solely or jointly with others during Employee’s employment with the Company, whether or not during usual work hours.  Employee agrees that all such inventions, discoveries, software and writing shall be and remain the sole and exclusive property of the Company, and Employee hereby agrees to assign, and hereby assigns all of Employee’s right, title and interest in and to any such inventions, discoveries, software and writings to the Company.  Employee agrees to keep complete records of such inventions, discoveries, software and writings, which records shall be and remain the sole property of the Company, and to execute and deliver, either during or after Employee’s employment with the Company, such documents as the Company shall deem necessary or desirable to obtain such letters patent, utility models, inventor’s certificates, copyrights, trademarks or other appropriate legal rights of the United States and foreign countries as the Company may, in its sole discretion, elect, and to vest title thereto in the Company, its successors, assigns, or nominees.

b.
“Inventions,” as used herein, shall include inventions, discoveries, improvements, ideas and conceptions, developments and designs, whether or not patentable, tested, reduced to practice, subject to copyright or other rights or forms of protection, or relating to data processing, communications, computer software systems, programs and procedures.

c.
Employee understands that all copyrightable work that Employee may create while employed by the Company is a “work made for hire,” and that the Company is the owner of the copyright therein.  Employee hereby assigns all right, title and interest to the copyright therein to the Company.

d.
Employee has no inventions, improvements, discoveries, software or writings useful to the Company or its subsidiaries or affiliates in the normal course of business, which were conceived, made or written prior to the date of this Agreement.

e.
Employee will not publish or otherwise disclose, either during or after Employee’s employment with the Company, any published or proprietary or confidential information or secret relating to the Company, the Business, the Company’s operations or the Company’s products or services.  Employee will not publish or otherwise disclose proprietary or confidential information of others to which Employee has had access or obtained knowledge in the course of Employee’s employment with the Company.  Upon termination of Employee’s employment with the Company, Employee will not, without the prior written consent of the Company, retain or take with Employee any drawing, writing or other record in any form or nature which relates to any of the foregoing.  Notwithstanding the foregoing, Employee shall have the right, as reasonably necessary, to retain copies of this Agreement, any employee stock option and restricted stock agreements, any other documents, information or materials related to Employee’s compensation or benefits from the Company (in order to confidentially review such items with Employee’s professional advisors or immediate family members), and any other documents which relate to Employee’s duties or obligations (fiduciary, ethical or otherwise) to the Board or the shareholders.  In addition, and subject to the provisions of paragraph 24 hereof, nothing in this paragraph 5(e) or in paragraph 5(f) below shall be construed to prevent or preclude Employee from responding to legal process or testifying truthfully.

f.
With respect to any confidential information, Employee understands that Employee’s employment with the Company creates a relationship of trust and confidence between Employee and the Company.  Employee understands that Employee may encounter information in the performance of Employee’s duties that is confidential to the Company or its customers.  For the Term hereof, and until the information falls into the public domain, Employee agrees to maintain in confidence all information pertaining to the Business or the Company to which Employee has access including, but not limited to, information relating to the Company’s products, inventions, trade secrets, know how, systems, formulas, processes, compositions, customer information and lists, research projects, data processing and computer software techniques, programs and systems, costs, sales volume or strategy, pricing, profitability, plans, marketing strategy, expansion or acquisition or divestiture plans or strategy and information of similar nature received from others with whom the Company does business.  Employee agrees not to use, communicate or disclose or authorize any other person to use, communicate or disclose such information orally, in writing, or by publication, either during Employee’s employment with the Company or thereafter except as expressly authorized in writing by the Company unless and until such information becomes generally known in the relevant trade to which it relates without fault on Employee’s part, or as required by law.  Subject to the foregoing, Employee shall have the rights set forth in the final two grammatical sentences of paragraph 5(e) above.  Confidential information shall not include any information in the public domain or otherwise generally available to the public.

6.           Termination Without Just Cause or Non-Extension by Company.

a.
Employee’s employment by the Company is “at will;” therefore, subject to the terms and conditions hereof, the Company may terminate Employee’s full-time employment at any time either with or without just cause.  Because Employee, as of the Execution Date, a) is over 55 years of age; b) has been either a “C-level” employee with the Company or the Company’s General Counsel for at least the last 6 consecutive years; and c) has been employed by the Company for at least the last 6 consecutive years and was over the age of 50 in each of these years, therefore, in the event of any termination of Employee’s full-time employment with the Company without just cause (including a termination without just cause that qualifies as a “Company Termination Without Just Cause”, as defined in paragraph 6(b) hereof), or in the event that Employee’s full-time employment is not extended or renewed beyond the Term on terms at least as favorable to Employee as Employee is receiving during the last year of the Term, then Employee will remain bound to the covenants not to compete and confidentiality obligations of paragraphs 4 and 5 of this Agreement, according to their terms, and, subject to Section 26, each one of the following shall apply:

i. Employee shall be paid a severance amount (the “Severance”) equal to twelve (12) months of his then monthly base salary paid over a period of twenty-four (24) months from Employee’s termination, except that, if the termination without just cause qualifies as a Company Termination Without Just Cause as set forth in any of paragraphs 6(b)(i), 6(b)(ii), 6(b)(iii) or 6(b) (iv), then the Severance amount shall be equal to twenty-four (24) months of Employee’s then monthly base salary paid over a period of twenty-four (24) months from Employee’s termination; and, in any of said cases, in equal monthly installments and at the same intervals as other employees of the Company are then being paid their base salaries;

ii. Employee shall continue to receive, during the 24 months from Employee’s termination, the same medical and dental insurance, (including without limitation prescription drugs), (collectively, “Health Insurance”), and any other benefits or insurance coverages which Employee would have received had his employment not been so terminated, or not extended, (but in no event less coverage than Employee is receiving on the Execution Date, or that is at least equal to the coverage being received by any senior management level employee); provided, however, if the Employee is not eligible for said Health Insurance, the Company shall pay the COBRA premiums for continuation coverage during the said 24-month period; further provided that, at Employee’s sole option, during said 24-month period, Employee can elect to also have his spouse covered under said Health Insurance, with the Employee paying the Company the incremental monthly cost which the Company incurs to so cover his spouse.  (For the avoidance of doubt, the Company and Employee agree that it is the intent of this language and of this paragraph 6(a), and that this language means, among other things, that Employee will continue to vest in all Equity awards and receive all benefits during said 24-month period after Employee’s termination);

iii. Employee shall receive, during the 24-month period from Employee’s termination, additional compensation (the “Additional Compensation”) for his agreeing herein to a covenant not to compete, equal to the amount of the average of all of the annual bonuses which Employee has received over the last five (5) full fiscal years while working full-time for the Company (the “5-year Bonus Average”), also paid at the same intervals as Employee is then being paid his base salary, except that if the termination without just cause qualifies as a Company Termination Without Just Cause, then the Additional Compensation shall be equal to the 5-year Bonus Average multiplied by two (2);

iv. During the 24-month period from Employee’s termination, Employee shall be available to perform services on a part-time basis (on a guaranteed “no dismissal” basis and not subject to any termination, other than for just cause) for the Company and, subject to Employee’s other professional and/or personal duties or time commitments, shall be reasonably available, by telephone or email, to the Chief Executive Officer of the Company, but shall not be required to be physically in the Company’s offices or to travel on behalf of the Company, provided, however, that, for the avoidance of doubt, the Employee shall perform services during such 24 month period at a level of no more than 20 percent of the average level of bona fide services the Employee performed over the immediately preceding 36 month period such that the Employee shall have incurred a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations on the date of the Employee’s termination of employment.

v. At the expiration of the 24 month period from Employee’s termination, and continuing for the rest of Employee’s life, the Employee shall be eligible to participate in and receive, and the Company shall provide, at no cost to Employee, all Health Insurance coverage that Employee would have received had the Term not ended or if the Employee had remained employed on a full-time basis, but in no event less coverage than Employee was receiving on the Execution Date; provided, however, if the Employee is not legally eligible for said Health Insurance, the Company shall pay the COBRA or equivalent premiums for continuation or equivalent Health Insurance coverage for the rest of Employee’s life;  further, provided that, at Employee’s sole option, Employee can elect to also have his spouse covered under said Health Insurance for the balance of the spouse’s life, with the Employee paying the Company the incremental monthly cost which the Company incurs to so cover his spouse.

vi. One (1) business day before the expiration of the 24-month period from Employee’s termination, any Equity which is or remains unvested as of said day shall accelerate vest and be fully vested on such day.

vii. It is acknowledged that Employee is receiving Health Insurance, as provided herein, for the rest of his life because, as of the Execution Date, Employee meets the requirements for such benefits, as follows:

(1)	the Employee is 55 years of age or older;
(2)	the Employee has been either a “C-level” employee with the Company or the Company’s General Counsel for at least the last 6 consecutive years; and
(3)	the Employee has been employed with the Company for at least the last 6 consecutive years, and was over the age of 50 in each of those years.

b.
For purposes hereof, any of the following acts or events shall, at Employee’s sole option, and at any time after any such occurrence, constitute a termination without just cause under this paragraph 6 (but the following is not the entire list of reasons or event which may constitute a “termination without just cause”):

i. any material diminution or reduction of Employee’s title, position, duties, reporting relationship or responsibilities, except as solely caused by the acts or omissions of Employee, or Employee no longer reports to the Company’s CEO;

ii. any material breach by Company of this Agreement that is not cured within thirty (30) days  after written notice by Employee of such breach;

iii. the Company electing (other than for just cause) to end Employee’s full-time employment, for any reason or no reason, after a new CEO is elected to succeed Mark Yoseloff;

iv. Employee’s ending of his employment (whether intentionally or otherwise, or by retirement or resignation, and irrespective of whether or not the Company is offering Employee continuing employment), at any time after there is a Change of Control;

v. Employee’s ending of his employment (whether intentionally or otherwise, or by retirement or resignation, and irrespective of whether or not the Company is offering Employee continuing employment), any time after October 31, 2011;

Provided, however, that any of the events listed in paragraphs 6(b)(i), 6(b)(ii), 6(b)(iii), and 6(b)(iv) herein shall each qualify as a Company Termination Without Just Cause; and if there are multiple reasons for Employee’s termination without just cause, and one of them qualifies as a Company Termination Without Just Cause, then said termination shall be deemed and treated as a Company Termination Without Just Cause;

c.	In the event that, at the end of the Term:

i)           the Company elects not to extend or renew Employee’s full-time employment beyond the Term on terms at least as favorably to Employee as Employee is receiving during the last fiscal year of the Term, then such non-extension or non-renewal shall be deemed and treated as a Company Termination Without Just Cause.

ii)            irrespective of whether or not the Company offers Employee continued employment or otherwise offers to extend this Agreement, Employee, intentionally or otherwise, by retirement or resignation, ends his employment, then such non-renewal, non-extension, or ending of his employment shall be deemed and treated as a termination without just cause, and governed by the provisions of paragraph 6(b)(v).

iii)           In either of such cases, each of the applicable provisions of paragraph 6(a) shall apply and Employee shall be bound to the provisions of paragraphs 4 and 5 hereof for the 24-month period of time during which Employee is being paid pursuant to paragraph 6(a).

d.
Employee’s termination of employment by reason of death or total “Disability” shall not be a termination without just cause under paragraph 6; in either such event, and notwithstanding any other provisions contained herein, however, Employee shall still be entitled upon a termination of employment by reason of death or Disability to receive:  a lump sum payment of 6 months of his then base salary: the acceleration and immediate vesting of all Equity; any disability, life insurance, or other benefits to which Employee is entitled; and the continuation of the Health Insurance for the rest of Employee’s life.  For purposes of this Agreement, “Disability” shall mean the total disability as determined by the Board in accordance with standards and procedures similar to those under the Company’s long-term disability plan, or, if none, a physical or mental infirmity which impairs Employee’s ability to perform substantially his duties for a period of 180 consecutive days, provided, however, to the extent required for purposes of compliance with Code Section 409A, a disability shall not be deemed to have occurred unless the disability constitutes a “Disability” within the meaning of Code Section 409A.

7.           Early Termination by Company for Just Cause.  The Company may terminate Employee for just cause.  In the event that the Company terminates the Employee for just cause, the Employee will remain bound under the provisions of paragraphs 4 and 5, but will not be entitled to any compensation or benefits following his termination of employment under this Agreement, other than any accrued but unpaid salary or other benefits required by applicable law.  Termination for “just cause” shall only mean:

a.
material dishonesty as to a matter which is materially injurious to the Company, which act or omission is not remedied by the Employee within thirty (30) days following the Board’s specific written notice stating such alleged act or omission;

b.
the commission of a willful act or omission intended to materially injure the business of the Company, which act or omission is not remedied by the Employee within thirty (30) days following the Board’s specific written notice stating such alleged act or omission;

c.
a material violation of any of the material provisions of Sections 4 and/or 5 hereof, which violation is not remedied by the Employee within thirty (30) days following the Board’s specific written notice stating such alleged violation; or

d.
a determination in writing and in good faith by the Board that the Employee has failed to make a good faith effort to fully perform his duties as assigned by either the CEO or the Board, which failure is not remedied by the Employee within thirty (30) days following the CEO’s specific written notice stating such alleged failure from the Board;

8.           Voluntary Termination by Employee.

a.
In the event Employee “voluntarily quits” (as defined in and subject to paragraph 8(b)) his employment with the Company, Employee will remain bound under the provisions of paragraphs 4 and 5 hereof, for a period of 24 months from such voluntary quit, but will not be entitled to receive any compensation and benefits following his termination of employment except for (and which he shall receive):  any accrued but unpaid salary; any other benefits required by law; and any already vested Equity; and Employee shall nonetheless still be entitled to receive the Health Insurance coverage, from the date of any “voluntary quit” and for the rest of Employee’s life, as described in paragraph 6(a)(v).

b.
“Voluntary Quit” means an intentional termination by the Employee without good reason and without pressure by the Company; and further, provided that, at the time of such “Voluntary Quit”, there was not a material breach of this Agreement by the Company.  Notwithstanding the foregoing, “Voluntary Quit” shall not, in any event, mean and not be deemed to have occurred if Employee, intentionally or otherwise, by resignation or retirement, and irrespective of whether or not the Company is offering Employee continuing employment, either ends his employment pursuant to or under any of the provisions of paragraph 6(b) hereof, or if there is any termination without just cause.

9.           Change in Control.  A Change in Control of the Company shall mean any of the following:

a.	The Company is no longer a U.S. listed public company for a period of 3 consecutive months;

b.	Fifty percent (50%) or more of the Company’s Equity is acquired by or merged with another entity or entities; or

c.	An event defined as a Change in Control in any of the Company’s employee stock plans occurs.

After any Change in Control, if Employee ends his employment pursuant to 6(b)(iv), then Employee shall not be required to be physically present in the Company’s offices or to travel on behalf of the Company during the applicable 24-month period, but shall be allowed to perform any work required of him during the 24-month period from a remote location, and by telephone or email, but, at all times, subject to Employee’s other duties or time commitments; and, further, notwithstanding any such Change in Control and the provisions of this paragraph 9, each of the provisions of paragraphs 4, 5 and 6 shall continue to fully apply to Employee.

10.           No Conflicting Agreements.  Employee has the right to enter into this Agreement, and hereby confirms Employee has no contractual or other impediments to the performance of Employee’s obligations including, without limitation, any non-competition or similar agreement in favor of any other person or entity.

11.           Company Policies.  Except as otherwise set forth herein, during the Term, Employee shall engage in no activity or employment which may conflict with the interest of the Company, and Employee shall comply with all policies and procedures of the Company including, without limitation, all policies and procedures pertaining to ethics; provided, however, this paragraph 11 shall not apply in the event of a Change of Control.

12.           Independent Covenants.  The covenants and agreements on the part of the Employee contained in paragraphs 4 and 5 hereof shall be construed as agreements independent of any other provision in this Agreement; thus, it is agreed that the relief for any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall be measured in damages and shall not constitute a defense or bar to enforcement by the Company of those covenants and agreements.

13.           Injunctive Relief.  In recognition of the irreparable harm that a violation by Employee of any of the covenants contained in either paragraphs 4 or 5 hereof would cause the Company, the Employee agrees that, in addition to any other relief afforded by law, an injunction (both temporary and permanent) against such violation or violations may be issued against him or her and every other person and entity concerned thereby, it being the understanding of the parties that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies; provided, however, that the issue and amount, if any, of damages shall be litigated through arbitration as required by paragraph 20 below.  Employee consents to the issuance of such injunctive relief without the posting of a bond or other security.  In the event any such alleged violation, THE LOSING PARTY AGREES TO PAY THE COSTS, EXPENSES AND REASONABLE ATTORNEYS’ FEES INCURRED BY THE PREVAILING PARTY IN PURSUING OR DEFENDING ANY OF ITS RIGHTS WITH RESPECT TO SUCH ALLEGED VIOLATIONS, IN ADDITION TO THE ACTUAL DAMAGES SUSTAINED BY THE PREVAILING PARTY AS A RESULT THEREOF.

14.           Notice.  Any notice sent by registered mail to the last known address of the party to whom such notice is to be given shall satisfy the requirements of notice in this Agreement.

15.           Entire Agreement.  This Agreement is the entire agreement of the parties hereto concerning the subject matter hereof and supersedes and replaces in its entirety any oral or written existing agreements or understandings between the Company and the Employee relating generally to the same subject matter.  Company and Employee hereby acknowledge that there are no agreements, promises, representations or understandings of any nature, oral or written, regarding Employee’s employment, apart from this Agreement, and Employee acknowledges that no promises, representations or agreements not contained in this Agreement have been made or offered by the Company.  This Agreement supersedes all previous employment agreements between the Company and the Employee.

16.           Severability.  It is agreed and understood by the parties hereto that if any provision of this Agreement should be determined by an arbitrator or court to be unenforceable in whole or in part, it shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances, and the court shall be authorized by the parties to reform this Agreement in the least way necessary in order to make it reasonable and enforceable.

17.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof.

18.           Heirs, Successors and Assigns. The terms, conditions, obligations, agreements and covenants hereof shall extend to, be binding upon, and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, assigns, and/or acquirers, including any entity which acquires, merges with, or obtain control of the Company.

19.           Waiver of Breach.  The waiver by either the Company or the Employee of any breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Employee.

20.           Dispute Resolution.  Except for the Company’s right (either pursuant to paragraph 13 hereof or otherwise) to injunctive relief to enforce the provisions of paragraphs 4 and 5 hereof, the exclusive forum for the resolution of any dispute arising under this Agreement or any question of interpretation regarding the provisions of this Agreement (other than disputes relative to paragraphs 4 or 5 hereof) shall be resolved by arbitration, to be held in Clark County, Nevada, in accordance with the rules of the American Arbitration Association (“AAA”).  Such arbitration shall be before an arbitrator, chosen in accordance with the rules then in effect of the AAA.  In the event the Employee and Company fails within a reasonable period of time to agree on an arbitrator, the arbitrator shall be chosen by the AAA.  The decision of the arbitrator shall be final, conclusive and binding upon the Company and Employee.

21.           Amendment.  This Agreement may be amended only by a document in writing signed by both the Employee and a Corporate Officer (other than Employee) of the Company, and no course of dealing or conduct of the Company shall constitute a waiver of any of the provisions of this Agreement.

22.           Fees and Costs.  In any action bought by one party against the other pursuant to this Agreement or in the event of any dispute over the meaning of this Agreement, the successful party, in addition to recovering its awarded damages and other relief, shall be entitled to recover its attorney’s fees and costs from the unsuccessful party.

23.           D & O Policy.  During the Term and for the five (5) year period thereafter, the Company shall maintain director and officer liability insurance which shall cover, among others, Employee, and, in connection therewith, Employee shall be entitled to any applicable indemnification and defense cost provisions, if any, as provided for in the Company’s By-Laws or under any applicable director and officer liability insurance policy.  Employee’s coverage under any director and officer liability insurance policy shall be no less than that of the most senior corporate officer of the Company, or, in the event of a Change in Control, no less than that of the most senior corporate officer of any acquiring entity.

24.           Non-Disparagement and Cooperation.

a.
During any period of time wherein the Company is paying any base salary to Employee, whether during the Term hereof or during any time after the termination or expiration of this Agreement, and for a period of three (3) years thereafter, Employee shall not disparage or otherwise make any negative comments about the Company, its policies, products, employees or management.  The Company may enforce these non-disparagement provisions by resort to injunctive relief as set forth in paragraph 13, in addition to any other damages that it may be entitled to under this Agreement or otherwise at law.  Notwithstanding the foregoing, nothing in this paragraph 24(a) shall preclude Employee from fully pursuing any legitimate claims he may have or from testifying truthfully in an arbitration or other legal proceeding.

b.
Employee agrees to fully cooperate with the Company and its affiliates during the entire scope and duration of any litigation or administrative proceedings involving any matters with which Employee was involved during Employee's employment with the Company.  Such cooperation shall be subject to the reasonable demands of any subsequent employment undertaken by Employee, and Company shall cover any reasonable out-of-pocket expenses of Employee in so cooperating, excluding, any attorney’s fees incurred by Employee, unless said attorney’s fees are expressly authorized, permitted, or required under paragraph 23 hereof.

c.
In the event Employee is contacted by parties or their legal counsel involved in litigation adverse to the Company or its affiliates, Employee (i) agrees to provide notice of such contact as soon as practicable; and (ii) acknowledges that any communication with or in the presence of legal counsel for the Company (including without limitation the Company's outside legal counsel, the Company's inside legal counsel, and legal counsel of each related or affiliated entity of the Company) shall be privileged to the extent recognized by law and, further, will not do anything to waive such privilege unless and until a court of competent jurisdiction decides that the communication is not privileged.  In the event the existence or scope of the privileged communication is subject to legal challenge, then the Company must either waive the privilege or pursue litigation to protect the privilege at the Company's sole expense.

25.           Limitation on Benefits.

If any payment or benefit received or to be received by Employee (including any payment or benefit received pursuant to any employee stock plan or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 or Section 280G of the Internal Revenue Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, the payments and benefits provided hereunder shall be reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax (with payments scheduled later in time being reduced first, and those scheduled earlier in time being reduced last), but only if such reduction results in a higher after-tax payment to Employee after taking into account the Excise Tax and any additional taxes Employee would pay if such payments and  benefits were not reduced.

26.           Section 409A Compliance.

a.
This Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in a manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Employee. Notwithstanding any other provisions of this Agreement, the Company does not guarantee that payments will be exempt or comply with Section 409A of the Code, nor will the Company indemnify, defend or hold harmless Employee with respect to the tax consequences of any such failure.

b.
It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code, (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v) and (iii) all amounts set forth in Section 6 shall be payable only upon a termination of the Employee’s employment that constitutes a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h).

c.
Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Employee’s employment with the Company terminates, the Employee is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Employee pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after the date of the Employee’s “separation from service” with the Company, or, if earlier, the date of the Employee’s death.  Any payments delayed pursuant to this Section 26 shall be made in a lump sum on the first day of the seventh month following the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of the Employee’s death.

d.
To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Employee participates during the term of Employee’s employment under this Agreement or thereafter provides for a "deferral of compensation" within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

EMPLOYER:	EMPLOYEE:
SHUFFLE MASTER, INC.	JERRY SMITH
BY: /s/ Mark L. Yoseloff	BY: /s/ Jerry Smith
ITS: Chief Executive Officer

APPROVED:
COMPENSATION COMMITTEE
BY: /s/ Lou Castle
ITS: Chairman